Exhibit 99.1

DURECT Corporation Announces Initiation of Dosing for Phase III Clinical Program for Memryte (DURIN™-Leuprolide Implant) Program Under Development with Voyager Pharmaceuticals

Cupertino, CA

October 14, 2005

DURECT Corporation (NASDAQ: DRRX - News), an emerging specialty pharmaceutical company announced today the initiation of dosing for the Phase III clinical studies for the DURIN™-based leuprolide program under development with Voyager Pharmaceuticals for the treatment of Alzheimer’s disease (the Memryte™ implant).

“We are delighted to meet this significant milestone in development,” stated James E. Brown, DVM, President and CEO of DURECT. “It has been a pleasure to work with Voyager on this important program over the last three years to develop a product candidate that utilizes our proprietary drug delivery expertise to treat such a chronic debilitating disease.”

Pivotal Phase III Clinical Program Design

The pivotal Phase III program will consist of approximately 1,100 patients in two randomized, double blind, placebo controlled, 56-week clinical trials using Memryte as an adjunctive therapy with acetyl cholinesterase inhibitors (ACIs) for the treatment of mild to moderate Alzheimer’s disease.

Alzheimer’s disease is an incurable, neurodegenerative disorder that affects over 4 million Americans. This disease is a huge unmet medical problem that typically leads to progressive memory loss, impairments in behavior and language, and physical deterioration. The market potential for Alzheimer’s disease treatments is estimated to be in excess of $10 billion.

DURECT’s DURIN biodegradable implant technology is a platform for parenteral delivery of drugs for periods of weeks to six months or more. The technology is based on the use of biodegradable polymer excipients, which have a proven record of safety and effectiveness in approved drug delivery and medical device products.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies that treat chronic or episodic diseases and enable biotechnology products. These platform technologies include the SABER™ Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the ORADUR™ sustained release oral gel-cap technology (an oral sustained release technology with several potential abuse deterrent properties), the DURIN™ Biodegradable Implant (drug-loaded implant system), the TRANSDUR™ transdermal technology and the MICRODUR™ Biodegradable Microparticulates (microspheres injectable system). DURECT also collaborates with pharmaceutical companies to develop and commercialize proprietary and enhanced pharmaceutical products based on its technologies. DURECT has five disclosed on-going development programs of which four are in collaboration with pharmaceutical partners. Additional information about DURECT is available at www.durect.com.

NOTE: SABER™, ORADUR™, DURIN™, TRANSDUR™ and MICRODUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners.

DURECT Forward-Looking Statement

The statements in this press release regarding DURECT’s and its collaborative partners’ products in development, anticipated product benefits, and clinical trial results and plans are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s (and that of its third-party collaborators’, where applicable) abilities to successfully enroll and complete clinical trials, complete the design, development, and manufacturing process development of the product candidate, obtain product and manufacturing approvals from regulatory agencies and manufacture and commercialize the product candidate, as well as marketplace acceptance of the product candidate. Further information regarding these and other risks is included in DURECT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC on October 13, 2005 under the heading “Factors that may affect future results.”

SOURCE DURECT Corporation

CONTACT: Schond L. Greenway, Executive Director, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417